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Central Vermont Public Service Corporation
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The following is excerpted from the Company's weekly CONNECTIONS newsletter to employees dated and distributed on June 10, 2011.

Your questions about CV’s future

We began the Q-and-As last week about the proposed sale of the company to Fortis Inc., and as promised, we are continuing to answer the questions you send us. Following are more questions you’ve asked since last week, and answers. Please continue to send Christine Rivers (crivers@cvps.com) your questions, and we’ll continue to provide answers.

Usually when companies are acquired, there’s consolidation. Why isn’t that happening here?
Yes, in many acquisitions, consolidation does occur to accommodate synergies -- especially in businesses that are competing to gain services or customers -- but that is not Fortis’ intent with CVPS.

Fortis believes that to serve customers well, its operating companies need to stay close to their customers. Thus CVPS will remain autonomous in the Fortis model, with its own board of directors and its own local management team. Fortis has stated that if consolidation does occur within its utilities, it is only within a particular geographic region with contiguous operations or within a particular regulatory jurisdiction.

How is Fortis benefiting from this deal, how do they “make money?”
Fortis was impressed by CV’s customer and community focus, service quality, values, environmental ethic, and efficiency.  Fortis believes CVPS has done a commendable job streamlining the company and using its Right Way to Work  (continuous improvement) program to reduce costs and improve service.  And Fortis really likes the culture of the company, which is based on openness, innovation, accountability and superior service.  Fortis believes, for these reasons, it will earn a reasonable return on its investment in CVPS just as our thousands of investors do today. That is how Fortis will benefit from this deal. Fortis has a proven this is an effective financial model, earning a ranking of 11th among the “Top 50 Fastest-Growing Global Companies” by Platts.

CVPS is also Fortis’ first U.S. electric utility, and Fortis has stated that entering the U.S. market has been a goal for several years. The acquisition of CVPS provides Fortis with the opportunity to demonstrate that its business model is good for both electric customers and investors in the United States.

Fortis’ de-centralized, customer-focused business model has actually added jobs in some cases. For example, since acquiring a gas utility in western Canada, Fortis is in the process of re-establishing a local call center that will create approximately 300 jobs.

Can someone address the “investigations” of the CVPS sale to Fortis?  Is this a problem for making the sale go forward in a timely manner?
This occurs in virtually every merger involving a publicly-traded U.S. company, regardless of the value of the deal, regardless of how beneficial it is for shareholders and regardless of the facts.  There are law firms that immediately upon hearing of a transaction routinely put out the word they are fishing for clients, with little or no prior investigation or regard for the facts.  As we will discuss in a proxy statement as the sale progresses, we conducted an extremely professional, detailed and comprehensive process to ensure the best outcome for all constituencies.

Has Fortis seen our five-year strategic plan? Will it change?
Fortis has seen and likes our five-year strategic plan. Fortis thinks CVPS is a great, well-run utility with very good prospects. The company has excelled in the J.D. Power surveys, has extremely high customer satisfaction, an excellent environmental ethic, the lowest rates of any major utility in the Northeast, great corporate values, and recognition by Forbes Magazine as one of the most trustworthy companies in America. CVPS will continue with its five-year strategic plan, and report high-level progress to Fortis after the acquisition is closed, but CVPS will continue to execute the CVPS strategic plan, recognizing that strategic plans evolve to meet changing circumstances and opportunities, with local management and employees.

Does anything change at CVPS while this agreement is awaiting approval? Do we already start reporting to Fortis now?
This is an announcement of a pending transaction, and it must be approved by shareholders of CVPS; other approvals are also required, including approvals by the Vermont Public Service Board and the Federal Energy Regulatory Commission and regulators in other states where utility property is located, such as Connecticut, New Hampshire, Maine, and New York. We hope to receive the necessary approvals and complete the sale within six to 12 months.

In the meantime, Fortis is restricted from controlling the company. CVPS continues to operate as an independent investor-owned utility. However, the agreement with Fortis provides that CVPS may not take certain actions generally outside of the ordinary course of business without the permission of Fortis, and requires communication with and approval by Fortis regarding public, regulatory and employee communications about the transaction.

And as we’ve said, at the close of the deal, Fortis intends to leave CVPS as an autonomous company with local management making its own decisions about all aspects of running the company.

Does this agreement change work practices today, e.g. the programs we are working on, vendors we contract with, etc.?
No, nothing changes today. Upon the closing of the acquisition, the only changes we see are that we will no longer need to do SEC filings or continue our investor relations and stock-related processes.  However, the Canadian Securities Association requires periodic reporting by Fortis just like the SEC does, and we will now provide financial information to Fortis to support these filings.

One question I’ve heard is about the raiding of the pension: If we are over-funded, will Fortis take the “excess” once they take ownership and leave the pension fund with just enough to be legal?
No. As with their other companies, Fortis leaves each company to manage its own benefits and related trusts. That will be the case with the CVPS pension trust.

In addition, there are laws against raiding pension trusts, and these laws apply to Fortis, just as they apply to CVPS.  CVPS also has no plans to make any changes in the committee managing the trust.

Even though we don’t expect changes at this point, as we have always done, any future changes would be undertaken only after careful consideration of many factors including benefit adequacy, competitiveness, cost, and employee preference. Unionized employee changes require contract negotiations. This process does not change even with the new relationship with Fortis.  There has always been the possibility that business practices could change in response to changes in external conditions.  This possibility in no way changes as a result of the announced transaction.

Will our IT systems change under Fortis?
No. CVPS does not envision changes in our IT systems as a result of this acquisition. We will continue to manage and update our IT systems as we always have under local management. However, CVPS will look at opportunities, larger scale discounts or purchasing pools working with other Fortis companies that may allow us to achieve cost-savings and efficiencies.  Several Fortis utilities use SAP for their financial systems and that will make for an easier financial transition.  It may also mean that CVPS can take advantage of Fortis’ size to get lower pricing on SAP licenses and upgrades.

Will we finally get a new building?
Office consolidation and configuration in Rutland is something the officers have been exploring and will continue to explore. As Stan Marshall said, CVPS will keep its headquarters in Rutland, and as an autonomous company, CVPS officers will continue to explore Rutland office consolidation options.

How do we continue with the motto to become the best small utility in America, when we will no longer be a small utility? We will be part of a $13 billion company.
Fortis supported our vision to become the best small utility in America and the metrics CVPS will use to achieve our vision (or motto) are all geared to CVPS. As we’ve said, CVPS will remain autonomous in the Fortis model, with its own board of directors and its own local management team. Thus, CVPS will still be a small utility; it will just have one owner instead of the thousands of investors/owners we have today.

Plus, Fortis’ model of sharing best practices among its federation of utilities will allow CVPS even more opportunities to achieve our vision. In fact, the Fortis Inc. vision is similar to ours: “Our vision is to be the world leader in those segments of the regulated utility industry in which we operate and the leading service provider within our service areas.”

Fortis owns hotels. Will CVPS employees get discounts?
Fortis Properties, a wholly owned subsidiary of Fortis Inc., owns and operates 21 hotels throughout Atlantic Canada, Ontario, Manitoba, Saskatchewan, Alberta and British Columbia under a variety of international brands. And yes, employees of utilities owned by Fortis get some discounts at their hotels.

Will CVPS’s ownership in VELCO/Transco be transferred to Fortis?
No. CVPS’s ownership structure in VELCO/Transco will not be affected by the transaction, and CVPS will continue to invest in VELCO/Transco as planned.  The infrastructure of the transmission system is critical to providing Vermonters with reliable service, and it’s a good investment for CVPS to make.

Larry (Reilly) said we would look into the possibility of adding Fortis Inc. into the 401(k) in place of CVPS stock. Is that true? It wasn’t clear.
When the transaction closes, CVPS stock will be delisted from the New York Stock Exchange. CVPS common stock will no longer be publicly-held; Fortis will own all of the outstanding shares. CVPS common stock will NOT automatically be converted into Fortis stock.  If you want to invest in Fortis stock, it is your investment decision to make. The CVPS 401(k) Committee will determine if it makes sense to make Fortis stock an option under the 401(k) plan after the delisting of the CVPS stock. We will communicate the CVPS 401(k) Committee’s plan when it is available.

[Note: For more stock-related questions, please see the Stock Q&A section below.]

Will exempt employees still receive incentive compensation?
Yes. As we’ve said, Fortis intends to leave CVPS as an autonomous company with local management making its own decisions about all aspects of running the company, including compensation and benefits.

Larry (Reilly) and Bob (Young) visited the districts a short time ago, and they were asked if the company would be sold, and they were non-committal. This seems to go to the trust component of the Denison survey.
At the time of the visits, the Board of Directors had not decided to sell the company and, as stated many times before, the preference of the CVPS board of directors was for the company to remain independent.  Moreover, confidentiality agreements with potential buyers do not allow officers—or anyone who is a party to the agreements—to discuss a potential sale of a company until an announcement can be made public. Thus, Larry and Bob could not comment at that time.

As we’ve said, we were approached by companies with an interest in purchasing CVPS, and the board had a fiduciary responsibility to consider whether their proposals would maximize value for shareholders.  Also, this is an extremely capital-intensive business, and access to lower-cost  capital through a new owner could be a significant benefit to our customers as we look at future power supply and capital investments.  So when we were approached, we decided to take a look at who else might be interested, and that gave us the opportunity to really think hard about what we might want in a transaction.  This agreement will not only allow us to keep doing the kinds of things we’ve become known for in Vermont, but to do many of them better, with more resources and even greater commitment.

Larry Reilly mentioned the merger agreement contains a clause that says Fortis cannot reduce the level of CVPS’s benefits for two years after the closing occurs. That seems to coincide with the next round of talks with the IBEW. Couldn’t our benefits be taken away at that time?
As Stan Marshall described, Fortis intends to leave CVPS as an autonomous company with local management making its own decisions about all aspects of running the company, including benefits, design and administration, and union negotiations.

In drafting a merger agreement for use with any party, CVPS put in a clause to maintain the level of  benefits for two years after the completion of the transaction. Fortis agreed to that language. It is most probable that this two-year period will be after the end of the current union contract, which runs through Dec. 31, 2013, since the two-year period begins when we believe the transaction will close:  six to 12 months from now.

As always, any future benefit changes would be undertaken only after careful consideration of many factors including benefit adequacy, competitiveness, cost, and employee preference. Unionized employee changes require contract negotiations. This process does not change even with the new relationship with Fortis.

* * *
CVPS stock and the Fortis impacts: Q&A

* * *
Following are some questions that have come up specific to the CVPS sale and its impact on CVPS stock and stock options. If you have more questions about this topic, please send them to crivers@cvps.com.

First, CVPS encourages you to consult a tax advisor regarding your investments. Everyone’s situation is different, and employees must make their own investment choices and decisions.

CVPS also urges you to read the proxy statement when it becomes available, because it will contain important information about the proposed transaction.

What happens to CVPS stock?
Until the transaction closes, CVPS stock continues to be traded just as it was prior to the announcement. There are no changes until the effective date of the acquisition; it is only at closing that CVPS stock will be delisted from the New York Stock Exchange. .

How will employees who hold CVPS shares in the 401(k) plan get paid for their shares?
Once the transaction closes, the proceeds from the conversion of your CVPS shares will be deposited into your Fidelity account.  From that point, employees can move the funds into other investment options. The CVPS 401(k) Committee will determine a plan for post-delisting of the stock. We will communicate that plan when it is available. You can visit the Fidelity website at https://401k.fidelity.com and redirect the proceeds to any other fund in the 401(k) plan lineup, or contact Fidelity at 1-800-890-4015.

Who has my CVPS stock information?
Whether you are a registered shareholder or use the services of an agent or broker, it is your responsibility to keep track of your stock account information, including cost basis for capital gains or loss reporting and related tax liability.  If you are a registered holder, our stock transfer agent, American Stock Transfer and Trust Company, provides stock holding statements to you.  If you own shares through an agent or a broker, you should be receiving your stock information directly from them.

Fidelity will be able to provide you with your investment information, if you use them. If you use Fidelity, you may contact 1-800-890-4015, or online at https://401k.fidelity.com.

Will shares of CVPS be converted into shares of Fortis?
No.  When transaction closes, shares of CVPS stock will be converted into cash in the amount of $35.10 per share. CVPS common stock will not be converted into Fortis stock.  If you want to invest in Fortis stock, you will have to make that investment decision on your own. Fortis is not listed on U.S. stock markets and, therefore, any investment in Fortis stock would need to comply with U.S. securities law.

[Note:  Prior to filing the proxy statement, insiders should not be trading in either CVPS or Fortis stock.]

Will I be issued a check for $35.10 per share of common stock that I currently own?
If your CVPS investment is held through Fidelity as part of the 401(k) plan, no. See the Fidelity 401(k) plan information above. If your shares are held by American Stock Transfer and Trust Company, you will receive a check from them. If your shares are held in an account with a broker or bank, you will receive your check from those entities.

Will CVPS inform me of any capital gains tax liability I may incur by reason of the merger?
No.  You are responsible for calculating your own tax liability.  We recommend you work with your tax advisor since each shareholder’s circumstances may differ.

Is there a difference in tax treatment between short-term gains and long-term gains? Is there any special dispensation?
Everyone’s situation is different, and employees are strongly encouraged to work with a tax advisor to calculate their own tax liability.

How will funds that are “in the pipeline” be administered for employees?
Until the close of the transaction, an employee who directs funds to CVPS stock will continue to purchase the stock at the then-current share price. Unless otherwise instructed, these investments will continue until the effective date of the closing of the transaction.

I use payroll deductions for CVPS stock. What happens now, and what will happen on the effective close date of the deal?
Forward-looking investments will continue until the effective date of the closing of the transaction. So, payroll deduction will continue until that time. Any uninvested funds remaining will be returned to you.

If you have further questions, please send them to crivers@cvps.com.

Important Additional Information
This communication does not constitute a solicitation of any vote or approval.  This communication is being made in respect of the proposed merger transaction involving CVPS.  The proposed merger will be submitted to the stockholders of CVPS for their consideration.  In connection therewith, CVPS will file a preliminary proxy statement and a definitive proxy statement with the Securities and Exchange Commission (the “SEC”).  CVPS also plans to file other documents with the SEC regarding the proposed transaction. CVPS URGES INVESTORS AND SECURITY HOLDERS OF CVPS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement will be mailed or delivered to CVPS’s stockholders. In addition, stockholders will be able to obtain the proxy statement and other relevant documents filed by CVPS with the SEC free of charge at the SEC’s website at www.sec.gov, or at CVPS’s website at www.cvps.com by clicking on the link “SEC Filings.”

Participants in the Solicitation
CVPS and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of CVPS in connection with the proposed transaction. Information about CVPS and its directors and executive officers, and their ownership of CVPS’s securities, is set forth in the proxy statement for the annual meeting of stockholders of CVPS held on May 3, 2011, which was filed with the SEC on March 24, 2011 and can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement relating to the proposed merger and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements
Statements contained in this communication that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Some of the factors that could cause actual results to differ materially from estimates or projections contained in such forward-looking statements include: the occurrence of any event, effect or change that could give rise to a termination of the definitive agreement entered into with Fortis; the outcome of any legal proceedings that may be instituted against CVPS and others following announcement of the agreement; the inability to complete the transaction due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the completion of the transaction, including the receipt of certain regulatory approvals; risks that the proposed transaction disrupts current plans and operations and creates potential difficulties in employee retention; and the amount of the costs, fees, expenses and charges related to the transaction. These and other risk factors are detailed in CVPS's Securities and Exchange Commission filings. CVPS cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this communication. CVPS does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this communication.